Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (to be filed on January 12, 2004) of Cascade Corporation of our report dated December 4, 2003 relating to the financial statements and schedule of Cascade Corporation Savings and Investment Plan, which appears in this Form 11-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Portland, Oregon

January 9, 2004